[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

SHIRE LLC

and

TRAVIS C. MICKLE, PH.D., AND KEMPHARM, INC.

dated as of March 21, 2012

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is hereby entered into as of March 21, 2012 (the “Execution Date”) by and between, on the one hand, Shire LLC, a corporation organized and existing under the laws of Kentucky with its principal place of business in Florence, Kentucky (“Shire”), and, on the other hand, Travis C. Mickle, Ph.D. (“Travis Mickle”) and KemPharm, Inc., a corporation organized and existing under the laws of Iowa with its principal place of business in North Liberty, Iowa, and its Affiliates (as defined in Article 1) (“KemPharm,” and, collectively with Travis Mickle, the “KemPharm Parties”). Shire and the KemPharm Parties may each be referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have contemporaneously herewith entered into an agreement to settle the Pending Litigation (as defined in Article 1) (the “Settlement Agreement”); and

WHEREAS, the KemPharm parties possess certain assets and rights, and wish in connection with the Settlement Agreement to sell such assets and rights to Shire, and Shire wishes to so acquire those assets and rights, all upon the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.1 “Acquired Assets” shall have the meaning set forth in Section 2.1.

1.2. “Acquired Documents” shall have the meaning set forth in Section 2.1(a).

1.3. “Acquired Intellectual Property” shall have the meaning set forth in Section 2.1(d).

1.4. “Acquired Inventory” shall have the meaning set forth in Section 2.1(b).

1.5. “Acquired Know-How” shall have the meaning set forth in Section 2.1.

1.6. “Acquired Products” shall have the meaning set forth in Section 2.1(a).

1.7. “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

control with such first Person, wherein the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the possession, either directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, the power to elect directors, trustees or officers, by contract or otherwise.

1.8. “Agreement” shall have the meaning set forth in the Preamble of this Agreement.

1.9. “Applicable Laws” shall mean all laws, statutes, regulations, rules, guidelines, ordinances or the like of any Governmental Authority having jurisdiction over, or applicable to, the Acquired Assets or a Party in connection with its obligations under this Agreement.

1.10. “Assignment Agreement” shall have the meaning set forth in Section 2.6(b).

1.11. “Assumed Liabilities” shall have the meaning set forth in Section 2.3.

1.12. “Business Day” shall mean any day other than a Saturday, a Sunday or a day in which banks in New York City, New York are authorized or obligated by law or executive order to not open or remain closed.

1.13. “Closing” shall have the meaning set forth in Section 2.6.

1.14. “Closing Date” shall mean the third (3rd) Business Day following the satisfaction or waiver in writing of the Conditions to Closing unless this Agreement is terminated before such date, or such other time as the Parties may mutually agree upon in writing.

1.15. “Conditions to Closing” shall have the meaning set forth in Section 2.8.

1.16. “Confidential Information” shall mean, with respect to a Party (such Party, the “Disclosing Party”), all non-public information of any kind whatsoever (including data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including materials, samples, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which are disclosed by the Disclosing Party to the other Party (such other Party, the “Receiving Party”), including any and all copies, replication or embodiments thereof. The Confidential Information included within the Acquired Assets, as acquired by Shire pursuant to this Agreement (to the extent relating solely to the Acquired Assets and not also to any other business, asset or activity of the KemPharm Parties, including, with respect to the Excluded Assets), shall, subject to rights of the KemPharm parties pursuant to Section 2.2 of this Agreement with respect to comingled or intertwined documents and/or information, be the Confidential Information of Shire and Shire shall be deemed the Disclosing Party and the KemPharm Parties the Receiving Party of such Confidential Information regardless of the origination of such Confidential Information. Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information which the Receiving Party can establish through verifiable evidence (a) to have been publicly known prior to disclosure of such

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

information by the Disclosing Party to the Receiving Party, as evidenced by written records or similar proof (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, as evidenced by written records or similar proof, (c) to have been received by the Receiving Party free of an obligation of confidentiality from a source rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, as evidenced by written records or similar proof, (d) to have been otherwise known by the Receiving Party free of an obligation of confidentiality prior to disclosure of such information by the Disclosing Party to the Receiving Party, disclosures as evidenced by written records or similar proof, or (e) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party, as evidenced by written records or similar proof.

1.17. “Contract” shall mean any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, including, but not limited to, the [*] Agreement.

1.18. “Encumbrances” shall mean any security interest, pledge, mortgage, deed of trust, lien, charge, hypothecation, adverse claim, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other encumbrance of any nature whatsoever.

1.19. “Excluded Liabilities” shall have the meaning set forth in Section 2.4.

1.20. “Failure to Close” shall have the meaning set forth in Section 2.10.

1.21. “FDA Letter” shall mean the letter attached hereto as Exhibit B duly executed by an authorized officer of the applicable Party notifying the FDA of the transfer of the Regulatory Approvals to Shire.

1.22. “Governmental Authority” or “Governmental Authorities” shall mean any national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or its equivalent, including the FDA.

1.23. “Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization (including all pending applications therefore or renewals thereof) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law; or (b) right under any Contract with any Governmental Authority.

1.24. “Intellectual Property” means all (a) Patents, including (i) any and all rights of application regarding any of the foregoing including with respect to extensions and the like, and (ii) rights to sue and recover damages or obtain injunctive relief for past and future infringement; and (b) Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.25. “Know-How” shall mean any and all product specifications, processes, product designs, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records and similar data and information.

1.26. “Losses” shall have the meaning set forth in Section 6.1.

1.27. “[*]” shall mean [*], a limited liability company with its headquarters located at [*];

1.28. “[*] Agreement” shall mean the Collaboration and License Agreement between [*] and KemPharm dated April 20, 2011;

1.29. “Ordinary Course of Business” shall mean any action that (a) is consistent in nature, scope and magnitude with the past practices of KemPharm and is taken in the ordinary course of the normal, day-to-day operations of KemPharm; (b) does not require authorization by the board of directors or shareholders of KemPharm and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other companies in the same line of business as KemPharm.

1.30. “Party” or “Parties” shall have the meaning set forth in the Preamble of this Agreement.

1.31. “Patents” shall mean all patents, patent applications including provisional applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, and reexaminations, all inventions disclosed therein, all rights therein provided by international treaties and conventions, together with all applicable foreign counterpart patents and patent applications, and all rights to obtain patents and registrations thereto, as well as any extensions, supplementary protection certificates or the like applicable to any and all of the foregoing.

1.32. “Pending Litigation” shall mean Shire LLC v. Travis C. Mickle Ph. D. et al., Case No. 7:10-cv-00434 (SGW) (PMS) (W.D. Va.).

1.33. “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.34. “Purchase Price” shall have the meaning set forth in Section 2.5.

1.35. “Regulatory Approval” means any licenses, registrations, authorizations and approvals (including approvals of INDs) related to the Acquired Products.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.36. “Regulatory Files” or “Regulatory Filings” shall mean:

(a) the technical, medical and scientific licenses, permits, registrations, authorizations and approvals (including applications therefor, supplements and amendments, pre-and post-approvals, and labeling approvals) of any Governmental Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, import, export or sale of a drug product or a drug substance;

(b) all technical, scientific, chemical, biological, pharmacological, and toxicological data as well as all clinical and preclinical reports (together with clinical data sets associated with such reports), and all validation documents and data; and

(c) all correspondence to or from Governmental Authorities.

1.37. “Settlement Agreement” shall have the meaning set forth in the Preamble of this Agreement.

1.38. “Third Party” shall mean any entity other than Shire, Travis Mickle, KemPharm, or their respective Affiliates.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1. Purchase and Sale. Acquired Assets. KemPharm agrees that it will sell, transfer, convey and assign to Shire at the Closing all right, title, and interest, free of any Encumbrances, to the following assets of KemPharm (the “Acquired Assets”):

(a) KP106 or any other amphetamine amino acid (including, but not limited to, standard, nonstandard, natural, unnatural and synthetic amino acid) conjugate products (the “Acquired Products”), including all tangible documents, in electronic or written form, embodying the Acquired Know-How (defined below), formal reports, Regulatory Filing and Regulatory Approvals, clinical studies related thereto, including, but not limited to, primary source data (e.g., lab notebooks, instrument output, and animal observations) (the “Acquired Documents”);

(b) Any inventory of Acquired Products (the “Acquired Inventory”);

(c) Shire agrees that the Acquired Assets shall not include non-amino acid conjugates, products, or prodrugs and non-amphetamine (including, but not limited to, standard, nonstandard, natural, unnatural and synthetic amino acid) conjugates, products or prodrugs, including, but not limited to, KemPharm’s [*] and any and all associated KemPharm Intellectual Property, including, but not limited to, Patents, describing or claiming non-amino acid amphetamine conjugates or prodrugs, non-amphetamine conjugates or prodrugs, including, without limitation, non-amino acid conjugates or prodrugs indicated to remain in KemPharm’s ownership in Schedule 2.1(c), or future developments not related to amphetamine amino acid conjugates; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) All Intellectual Property (the “Acquired Intellectual Property”), including, but not limited to, the Acquired Know-How, related to amphetamine amino acid (including, but not limited to, standard, nonstandard, natural, unnatural and synthetic amino acids) conjugates, which the parties agree include the Patents indicated to be assigned to Shire in Schedule 2.1(c).

“Acquired Know-How” means, to the extent related to or necessary for the manufacture, testing, use or sale of the Acquired Products, any and all product specifications, formal and draft processes, formal and draft product designs, formal and draft manufacturing specifications, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records and similar data and information.

Shire acknowledges that KemPharm’s [*] is not an Acquired Asset or Acquired Know-How, except to the extent that it directly involves amino acid amphetamine conjugates.

Shire and the KemPharm Parties expressly understand and agree that any assets, interests, rights and claims of the KemPharm Parties that are not expressly included in the definition of Acquired Assets shall not be included in the Acquired Assets.

2.2. The foregoing Section 2.1 notwithstanding, to the extent Acquired Documents or Acquired Know-How are comingled or intertwined with any other documents and/or information of KemPharm, KemPharm agrees to use reasonable efforts to extract the Acquired Documents and Acquired Know-How from such comingled or intertwined documents. In the event KemPharm is reasonably unable to so extract the Acquired Documents or Acquired Know-How, KemPharm shall provide copies of such Acquired Documents or Acquired Know-How. To the extent original Acquired Documents or Acquired Know-How remain in KemPharm’s possession, KemPharm agrees to keep the information contained therein confidential and protect such confidential information in the same manner KemPharm protects its own confidential information.

2.3. Assumption of Liabilities by Shire. On the terms and subject to the conditions set forth in this Agreement, Shire agrees, effective at the time of the Closing (as defined in Section 2.6), to assume all liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise) to the extent relating to or arising from the Acquired Assets on or after the Closing Date (the “Assumed Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Shire shall assume only the Assumed Liabilities and is not assuming any other liability or obligation of whatever nature, whether presently in existence or arising hereafter.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4. Excluded Liabilities. All of the KemPharm Parties’ liabilities and obligations other than the Assumed Liabilities shall be retained by and remain liabilities and obligations of the KemPharm Parties (the “Excluded Liabilities”), including, but not limited to, the following:

(a) Any liabilities or obligations relating to or arising out of Contracts to which any of the KemPharm Parties is a party or otherwise has assumed any obligation, included in the Acquired Assets relating to or arising out of (i) any breach of such Contracts occurring on or prior to the Closing or (ii) any violation of law, breach of warranty, tort or infringement occurring or arising on or prior to the Closing, or any Action or demand related to facts, events or circumstances occurring on or prior to the Closing;

(b) Any liabilities or obligations of the KemPharm Parties under this Agreement or the other Settlement Documents or the transactions contemplated hereby or thereby;

(c) Any liabilities or obligations of the KemPharm Parties to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the KemPharm Parties;

(d) Any liabilities or obligations relating to an Excluded Asset; and

(e) All liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise) to the extent relating to or arising from the Acquired Assets before the Closing Date.

2.5. Purchase Price. The purchase price for the Acquired Assets is $22 million (U.S.), to be paid as provided in Section 2.6(a).

2.6. Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets shall take place at the offices of Frommer, Lawrence, and Haug LLP, located in New York, New York at 10:00 AM Eastern Time on the third (3rd) Business Day following the satisfaction or waiver in writing of all Conditions to Closing. At the Closing:

(a) Shire shall, subject to the terms and conditions set forth herein, in full and complete consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets and the other rights and obligations set forth in this Agreement or the Settlement Agreement, deliver, or cause to be delivered, the Purchase Price as follows:

(i) $[*] (U.S.), to be paid directly to [*] by wire transfer pursuant to the following instructions:

Bank of America

135 S.LaSalle

Chicago, IL 60603

Account No [*]

ABA: [*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) $[*] (U.S.), to be paid directly to KemPharm by wire transfer pursuant to the following instructions:

Bank:	Wells Fargo Bank, N.A.
Bank address:	327 2nd Street, Coralville, Iowa
ABA Routing #:	[*]
Beneficiary Name:	KemPharm, Inc.
Beneficiary Account number:	[*]

(iii) $[*] (U.S.), to be paid directly to KemPharm’s counsel, McAndrews, Held & Malloy Ltd., by wire transfer pursuant to the following instructions:

McAndrews, Held and Malloy, Ltd.

PNC Bank

249 Fifth Avenue

One PNC Plaza

Pittsburgh, Pennsylvania 15222

USA

ABA: [*]

ACH Routing Number: [*]

Wire Routing Number: [*]

Swift Code: [*]

Account Number: [*]

(b) KemPharm shall, subject to the terms and conditions set forth herein, deliver to Shire a fully executed general assignment agreement and bill of sale (the “Assignment Agreement,” attached hereto as Exhibit A) conveying all right and title to the Acquired Assets to Shire.

2.7. Deliveries by KemPharm. On or before the Closing Date, subject to the terms and conditions set forth herein (including Section 2.2, KemPharm shall deliver to Shire the following (collectively with the Assignment Agreement, the “KemPharm Deliverables”):

(a) any Acquired Documents;

(b) any Acquired Inventory in KemPharm’s possession; and

(c) all New River documents in the KemPharm Parties’ possession or control, to the extent they exist and are designated for return to Shire on Schedule 2.7(c). Shire agrees that the KemPharm Parties may, prior to the Closing Date, return and amend the Schedule 2.7(c) list as to any documents that the KemPharm Parties identify between the Execution Date and the Closing Date. After delivery to Shire, upon written confirmation from Shire, the KemPharm Parties shall destroy all such documents, including deleting all electronic documents.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.8. Conditions to Closing. The Parties’ obligation to consummate the transactions set forth hereunder is subject to the following conditions (the “Conditions to Closing”):

(a) The representations and warranties made by the KemPharm Parties hereunder shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date;

(b) The representations and warranties made by Shire hereunder shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date;

(c) The KemPharm Parties shall have performed in all material respects all of their covenants, agreements and obligations hereunder required to be performed by them on or prior to the Closing Date, including, but not limited to, the conduct of business related to the Acquired Assets in accordance with Section 5.1;

(d) [*] shall have executed and delivered to Shire the Release and Consent attached hereto as Schedule 2.8(d) (the “Shire Release and Consent”); and

(e) There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

2.9. Communications Regarding Closing. The Parties shall communicate with each other regarding the satisfaction (or waiver in writing) of any of the foregoing Conditions to Closing.

2.10. Failure to Close. In the event (i) there is no Closing Date within sixty (60) days of February 9, 2011, or (ii) [*] exercises its right of first refusal under Section 6.2 of the [*] Agreement (a “Failure to Close”), within three (3) Business Days of the Failure to Close, the Parties agree that they will jointly petition the Court in the Pending Litigation to reinstate a trial date, and request that such trial date be at least thirty (30) days after the Failure to Close. In the event of a Failure to Close the obligations and rights set forth in this Agreement shall immediately terminate. The KemPharm Parties will notify Shire within twenty-four (24) hours of receiving notice from [*] that [*] is, or is not, (i) exercising its right of first refusal under Section 6.2 of the [*] Agreement, (ii) executing the Shire Release and Consent; or (iii) executing the KemPharm Release and Consent.

2.11. Inventory. Notwithstanding Section 2.1(b), KemPharm shall not deliver to Shire any of the Acquired Inventory in [*] form. KemPharm shall destroy, or have destroyed, such non-delivered Acquired Inventory and provide Shire with a certification of destruction. Any Acquired Inventory in the possession of [*] (except for the Acquired Inventory in [*] form to be destroyed) will be delivered to Shire within five (5) Business Days of the Closing Date.

2.12. Covenant Not To Compete. KemPharm and Travis Mickle covenant that neither KemPharm nor any of its officers, directors or employees, nor Travis Mickle shall (i) directly, or indirectly, anywhere in the world, for a period of five (5) years, make, have made, use, develop, import/export, file any Patent with respect to, make any regulatory filings with respect to, promote, market, manufacture, distribute, offer to sell, sell or otherwise commercialize any

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

amphetamine amino acid (including, but not limited to, standard, nonstandard, natural, unnatural and synthetic amino acids) conjugate products (excluding any methylphenidate amino acid (including, but not limited to standard, nonstandard, natural, unnatural and/or synthetic amino acids) conjugates, products or prodrugs); or (ii) cause, support, authorize, aid, facilitate, support, assist, or license any person or entity in the forgoing. For clarity and the avoidance of confusion and irrespective of any other provisions of this Agreement, this covenant not to compete shall not apply to non-amino acid conjugates or prodrugs or non-amphetamine conjugates, products or prodrugs, including, without limitation, methylphenidate amino acid (including, but not limited to standard, nonstandard, natural, unnatural and/or synthetic amino acids) conjugates, products or prodrugs (including, but not limited to KemPharm’s [*].

2.13. Right of First Refusal. The KemPharm Parties hereby grant Shire a right of first refusal to acquire, license, and/or commercialize KemPharm’s methylphenidate amino acid conjugate identified by KemPharm as KP415. Shire’s right of first refusal shall be available for a period of no greater than thirty (30) Business Days following receipt of written notice from KemPharm of the existence of a bona fide offer to acquire, license, and/or commercialize KP415 from a third party. KemPharm shall disclose material terms of the offer to Shire. If Shire fails to exercise its right of first refusal to acquire, license, and/or commercialize KP415, then, for example, KemPharm or a third party licensee, purchaser may commercialize KP415.

2.14. Cooperation. Travis Mickle hereby agrees to provide reasonable cooperation to Shire (limited to reasonable time demands given Dr. Mickle’s other obligations) regarding any third party litigation related to the Acquired Assets, Vyvanse, or any other Patents listed on Schedule 2.13, claiming any amphetamine amino acid (including, but not limited to, standard, nonstandard, natural, unnatural and synthetic amino acids) conjugate products, including, but not limited to, those Patents that claim formulations of, or the making or using such products, but exclusive of any methylphenidate amino acid (including, but not limited to standard, nonstandard, natural, unnatural and/or synthetic amino acids) conjugate products. Travis Mickle and Shire will enter into a customary consulting agreement regarding the foregoing cooperation, under which Travis Mickle will be compensated at an appropriate and customary rate for an expert in his field. In the event that a subpoena, motion or other application is served or filed in any court or tribunal in a case involving Shire and related to the Acquired Assets, Vyvanse, or any Patents listed on Schedule 2.13, seeking production of documents or testimony by any of the KemPharm Parties, the Parties shall reasonably cooperate regarding the response to such subpoena, motion or other application, including the KemPharm Parties agreeing to be represented by legal counsel of Shire’s choosing, at Shire’s sole cost and expense.

2.15. Regulatory Approvals. The Parties shall file with the FDA all documents and information required in order to transfer the Regulatory Approvals from KemPharm to Shire at Shire’s expense. Within three (3) days of the Closing Date, each Party shall mail to FDA their respective FDA Letter, return receipt requested. Each Party shall provide the other with proof that FDA received their respective FDA Letter in the form of a copy of such returned receipt.

2.16. Taxes. Except as otherwise expressly set forth in this Agreement, KemPharm Parties shall be responsible for and shall promptly pay all transfer, sales, excise and income taxes, levies and assessments, if any, imposed, assessed or collected by or under the authority of

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

any Governmental Authority resulting from or payable as a result of the sale of the Acquired Assets pursuant to this Agreement. Shire and its Affiliates shall be responsible for and shall promptly pay all taxes, levies and assessments of any kind, if any, imposed, assessed or collected by or under the authority of any Governmental Authority resulting from or payable as a result of any income or gain of Shire and/or its Affiliates with respect to the Acquired Assets.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE KEMPHARM PARTIES

The KemPharm parties hereby represent and warrant to Shire that:

3.1. Assets. As of the Closing Date and as of the Execution Date of this Agreement, except as to any claims by Shire or [*] under the [*] Agreement, KemPharm owns all right and title to the Acquired Assets. As of the Closing Date, except as to any claims by Shire, KemPharm owns all right and title to the Acquired Assets;

3.2. Encumbrances. As of the Closing Date and as of the Execution Date of this Agreement, except as to [*]’s rights under the [*] Agreement, the Acquired Assets are free and clear of any Encumbrances;

3.3. Obligation to Commercialize. As of the Closing Date, the Acquired Assets are free and clear of Encumbrances, including, but not limited to, any right of [*] and free of any obligation by Shire to develop, commercialize or otherwise exploit the Acquired Assets;

3.4. Corporate Organization, Power. As of the Closing Date and as of the Execution Date of this Agreement, the KemPharm Parties have all requisite corporate power and authority to execute, deliver, grant, and perform the covenants and transactions contemplated herein, and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and will not, violate or conflict with (i) any provision of KemPharm’s organizational documents, (ii) any law applicable to KemPharm Parties, or (iii) any agreement, mortgage, lease, instrument, order, judgment, or decree to which any of the KemPharm Parties is a party or by which any of the KemPharm Parties is bound; and

3.5. Freedom from Claims. As of the Closing Date and as of the Execution Date of this Agreement, except as to claims by Shire, there is no claim, action, suit, proceeding, investigation, or arbitration relating to the Acquired Assets pending or, to KemPharm Parties’ knowledge, threatened against any of the KemPharm Parties by or before any regulatory authority, federal, state, or other governmental court, department, commission, or board and there is not currently outstanding against any of the KemPharm Parties any judgment, decree, injunction, rule or order of any regulatory authority or Governmental Authority relating to the Acquired Assets.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SHIRE

Shire hereby represents and warrants, on behalf of itself and its Affiliates, to the KemPharm Parties that:

4.1. Corporate Organization, Power. As of the Closing Date and as of the Execution Date of this Agreement, Shire has all requisite corporate power and authority to execute, deliver, grant, and perform the covenants and transactions contemplated herein, and to consummate the transactions contemplated herein, on behalf of itself and its Affiliates. The execution, delivery, and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with (i) any provision of Shire’s organizational documents, (ii) any law applicable to Shire, or (iii) any agreement, mortgage, lease, instrument, order, judgment, or decree to which Shire is a party or by which Shire is bound; and

4.2. Access to Funds. As of the Execution Date of this Agreement, Shire has access to, and as of the Closing Date, Shire will have, sufficient funds necessary to pay the Purchase Price.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1. Conduct of the Business Until Closing. Except for the actions taken or omitted to be taken on Shire’s written consent, from the Execution Date of this Agreement until the Closing, the KemPharm Parties shall:

(a) use diligent efforts to procure from [*] the execution and delivery to Shire of the Release and Consent attached hereto as Schedule 2.8(d);

(b) not sell, transfer, convey or assign any rights, title, or interest in the Acquired Assets to any third party, and shall not take any action that would result in any Encumbrances on the Acquired Assets; and

(c) except to the extent specifically contemplated by this Agreement, conduct its business with respect to the Acquired Assets in a manner that: (i) is consistent in nature, scope and magnitude with the past practices of KemPharm and is taken in the ordinary course of the normal, day-to-day operations of KemPharm; (ii) does not require authorization by the board of directors or shareholders of KemPharm and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other companies in the same line of business as KemPharm.

5.2. Expenses. Except as specifically set forth for indemnification pursuant to Article 6, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6

INDEMNIFICATION

6.1. Indemnification by the KemPharm Parties. Subject to the provisions of this Article 6, from and after the Closing Date, the KemPharm Parties shall reimburse and indemnify Shire, Shire’s Affiliates, and their respective officers, directors, employees, and agents in respect of, and hold each of them harmless from and against, any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) arising from any claim, lawsuit or other action by a Third Party and are payable to such Third Party (collectively, “Losses”) suffered, incurred, or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to:

(a) any misrepresentation or breach of a representation or warranty by the KemPharm Parties made or contained herein or in the Settlement Agreement;

(b) any failure of the KemPharm Parties to materially perform or observe any covenant or agreement to be performed or observed by the KemPharm Parties pursuant to this Agreement or the Settlement Agreement; and

(c) any action or inaction of the KemPharm parties with respect to the Acquired Assets prior to the Closing Date.

Notwithstanding the foregoing, with respect to any claim for indemnification pursuant to this Article 6 of Losses which relate to or arise out of (i) a claim in the nature of product liability, (ii) clinical trials or clinical data, and/or (iii) the manufacture of any KP106 product, KemPharm Parties shall not be liable for such indemnification claim (1) if the aggregate amount of such indemnifiable Losses is less than $[*] (U.S.), and (2) to the extent that the aggregate amount of such indemnifiable Losses exceeds $[*] (U.S.).

6.2. Indemnification by Shire. Subject to the provisions of this Article 6, from and after the Closing Date, Shire shall reimburse and indemnify the KemPharm Parties, and their respective officers, directors, employees, and agents in respect of, and hold each of them harmless from and against, any and all Losses (as defined above) suffered, incurred, or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to:

(i) any misrepresentation or breach of a representation or warranty by Shire made or contained herein or in the Settlement Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) any failure of Shire to materially perform or observe any covenant or agreement to be performed or observed by Shire pursuant to this Agreement or the Settlement Agreement; and

(iii) any action or inaction of Shire with respect to the Acquired Assets after the Closing Date.

6.3. Procedures.

(a) Promptly after any Person entitled to indemnity hereunder receives notice or otherwise becomes aware of any Third Party claim reasonably expected to be formally made against a Party or the commencement of any Third Party action or proceeding, in each case which may give rise to indemnification hereunder (a “Claim”), such Person (the “Aggrieved Party”) shall, if an indemnity claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to this Article 6 (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding or any of the foregoing; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party may elect to assume the defense of any such Claim, or any litigation resulting from such Claim. Upon such assumption, the Aggrieved Party shall reasonably cooperate fully with the Indemnifying Party in the conduct of such defense. Such duty on the part of the Aggrieved Party to cooperate in such defense shall include (i) providing reasonable assistance in compiling and verifying responses to discovery requests, (ii) providing reasonable access to its employees for purposes of consulting, , providing deposition and trial testimony and expert opinions and (iii) making reasonably available to the Indemnifying Party all books, records and other information as may have relevance to the defense. The Aggrieved Party may participate, at its expense (not subject to indemnification hereunder), in the defense of such Claim; provided, however, that the Indemnifying Party shall direct and control the defense of such Claim. The Indemnifying Party shall not, in the defense of such Claim, consent to entry of any judgment or enter into any settlement, except with the written consent of the Aggrieved Party which, in either case, may not be unreasonably withheld, delayed or conditioned. In addition, all awards and costs payable by a Third Party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party. The Indemnifying Party shall not be entitled to control, and the Aggrieved Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that such claim seeks any injunction relief against the Aggrieved Party.

(b) If the Indemnifying Party shall fail to assume the defense of a Claim, the Aggrieved Party may defend against such Claim in such reasonable manner as it may deem appropriate and the Aggrieved Party may settle such Claim (but only with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned) on such terms as it may deem appropriate with reasonable advance notice to the Indemnifying Party, and, if the refusal to defend is in breach of the obligations hereunder, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any indemnifiable Losses incurred by the Aggrieved Party in connection with the defense against or settlement of such Claim.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.4. Losses. The amount of any Loss for which indemnification is provided under this Article 6 shall be net of (i) any amounts recovered by the Aggrieved Party or any of its Affiliates pursuant to any indemnification by or indemnification agreement with any Third Party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss, and (iii) any tax benefit to the extent such benefit was actually taken or available to the Aggrieved Party. Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. If the amount to be netted hereunder from any payment required under Article 6 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Aggrieved Party pursuant to this Section 6.4, the Aggrieved Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 6.4, had such determination been made at the time of such payment.

ARTICLE 7

CONFIDENTIALITY AND PUBLIC DISCLOSURE

7.1. Confidentiality. The terms of this Agreement, and the Settlement Agreement, and the negotiations of the Parties pertaining to them shall be maintained in confidence by the Parties. No Party shall make any announcement or other publicity relating to the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent may be withheld at such other Party’s sole discretion. The foregoing notwithstanding: (i) each Party shall be free to make such disclosures as may be necessary to comply with all Applicable Laws and regulations to which it may be subject, including reporting requirement of any stock exchange to which the Parties are subject; (ii) following the Closing Date the Parties may state publicly that the Pending Litigation has been settled on terms that are confidential using the following statement approved by the Parties: “Shire and Dr. Travis Mickle and KemPharm, Inc. have dismissed with prejudice all pending claims and counterclaims against one another;” (iii) either Party may disclose such terms in discovery as otherwise required by court order, provided that the other Party shall be given the opportunity to (a) review and comment on the proposed disclosure reasonably in advance of the disclosure, and (b) quash such order and to obtain a protective order requiring that the information and documents that are the subject of such order be held in confidence by such court; and (iv) either Party may disclose such terms to such Party’s actual and prospective investors and lenders, actual or potential partners for business development purposes, attorneys, accountants, insurers and consultants on a need-to-know basis and who have agreed in writing and in advance to maintain the confidentiality of such information.

ARTICLE 8

GENERAL PROVISIONS

8.1. Limitation of Liability.

EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (a) ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, (b) ANY LOST PROFITS OR LOST BUSINESS OR (c) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

8.2. Disclaimer of Certain Warranties. Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation by the KemPharm Parties that anything made, used, imported, sold, or offered for sale under the Acquired Products is or will be free from infringement of any Patent rights, foreign or domestic, or other intellectual property rights of any third party and/or KemPharm’s Patent rights beyond the Acquired Intellectual Property not covered by this Agreement; or

(b) An obligation of the KemPharm Parties to bring or prosecute actions or suits against third parties for infringement of the Acquired Products; or

(c) Granting, by implication, estoppel, or otherwise, any rights to Shire under Patents or other rights of the KemPharm Parties or third parties other than as expressly provided herein.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE KEMPHARM PARTIES MAKE NO WARRANTIES WITH RESPECT TO ANY OF THE ACQUIRED PRODUCTS, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, KEMPHARM SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by fax (confirmed thereafter by such certified mail), to the Parties at the following addresses or at such other addresses as shall be specified by Parties:

(a)	if to Shire:

Shire LLC

9200 Brookfield Court

Florence, KY 41042

Attn: Associate General Counsel

Fax: 1 484 595 8674

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	if to KemPharm:

KemPharm, Inc.

7 Hawkeye Drive, Suite 103

North Liberty, IA 52317

Attn: Travis C. Mickle, Ph.D., President and Chief Scientific Officer

Facsimile: (319) 665-2577

With copy to Thomas J. Wimbiscus

McAndrews, Held & Malloy, Ltd.

Suite 3400

500 W. Madison St.

Chicago, IL 60661

Facsimile: (312) 775-8100

Notices hereunder will be effective only if in writing and upon receipt if delivered personally or by overnight mail carrier or fax transmission or other electronic means, or three (3) Business Days after deposit in the U.S. mail, first class postage prepaid to the applicable addressee.

8.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.5. Waiver. Any term, provision or condition of this Agreement may be waived (or the time for performance of any of the obligations or other acts of Parties hereto may be extended) only if in writing and signed by the Party that is entitled to the benefit of such term, provision or condition. No waiver or modification of this Agreement will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party and no failure or delay in enforcing any right will be deemed a waiver.

8.6. Parties in Interest. No Party may delegate its duties under this Agreement without the consent of the other Parties hereto. No Party may assign its rights under this Agreement without the consent of the other Parties hereto, other than in connection with a merger, consolidation or similar reorganization, or sale of all or substantially all of its assets. This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement and, subject to this Section 8.6, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 8.6 shall be null and void ab initio.

8.7. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and Settlement Agreement, constitute the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the Parties, with respect to the subject matter hereof.

8.8. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, excluding its conflict of law rules, and both Parties hereby consent to the personal and exclusive jurisdiction of the United States District Courts located in the State of

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Maryland and the City of Baltimore to resolve any disputes arising under this Agreement. Notwithstanding the foregoing, if there is any dispute for which the United States District Courts located in the State of Maryland and the City of Baltimore does not have subject matter jurisdiction, the state courts in the State of Maryland and the City of Baltimore shall have jurisdiction.

8.9. Counterparts. This Agreement may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.

8.10. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.11. Further Assurances. Each Party shall execute and deliver such additional instruments and other documents, and use all reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated hereby. This includes, for instance, but is not limited to, executing any and all Patent assignments, and requiring employees or agents to execute any and all Patent assignments, necessary under Applicable Law to consummate the transactions contemplated hereby.

8.12. Validity. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any Applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

8.13. Interpretation and Construction. All capitalized terms not defined herein shall have the meaning assigned to such term in the Settlement Agreement. Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; and (iii) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or construed in favor of or against either Party because of its effort in preparing it. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.14. Independent Parties. In making and performing this Agreement the Parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the Parties. This Agreement shall become binding upon its execution.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have each caused this Asset Purchase Agreement to be executed by their authorized representatives as of the Execution Date.

SHIRE LLC

By:	/s/ Mike Chapman

Name:	Mike Chapman

Title:	President

Date:	21 Mar 2012

KEMPHARM INC.

By:	/s/ Travis Mickle

Name:	Travis Mickle

Title:	CEO and President

Date:	3/21/12

TRAVIS C. MICKLE, PH.D.

By:	/s/ Travis Mickle

Personally Date: 3/21/12

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2.1(c)

THE KEMPHARM, INC. PATENT APPLICATION

PORTFOLIO AT DATE OF EXECUTION OF THE ASSET PURCHASE AGREEMENT

Attorney Docket Number	Title	Application Number	Patent Number	Country	Status	Sub-Status	Filing Date
[* 8 pages of text omitted]

[* Footnotes 1-4 omitted]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2.7(c)

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[11 pages of text omitted]

[*]

[*]
[2 pages of text omitted]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[3 rows of text omitted]
[*]
[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[*]
[*]
[3 rows of text omitted]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[*]
[*]
[*]
[*]
[* 2 rows of text omitted]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[*]
[*]
[* 3 rows of text omitted]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION	BATES RANGE	CUSTODIAN	AUTHOR
[*]
[* 2 rows of text omitted]

[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2.8(d)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Shire LLC

9200 Brookfield Court

Florence, Kentucky

Telephone 800-828-2088

EXECUTION COPY

March 20, 2012

[* – 4 pages of text omitted]

Very truly yours,

Shire LLC

By:
Name:	Mike Chapman, President
Title:
Date:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ACKNOWLEDGED AND AGREED:

[*]

Date:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2.13

•	All United States Patents listed in Table 1 (below) and all Patents to which all the Patents in Table 1 claim priority.

•	All Patents that are family members claiming priority to or from those Patents listed in Table 1, limited to those family members that contain in a claim reference to an amphetamine-amino acid conjugate.

•	All foreign Patents that are counterparts claiming priority to or from those Patents listed in Table 1, limited to those counterparts that contain in a claim reference to an amphetamine-amino acid conjugate.

•	All Patents to be assigned to Shire LLC to the extent expressly identified to be assigned to Shire in accordance with footnote 1 in Schedule 2.1c of Exhibit A, as well as any future patent applications that are family members or counterparts to those expressly identified patent applications expressly identified to be assigned to Shire in accordance with footnote 1 in Schedule 2.1c, limited to those future applications that contain in a claim reference to an amphetamine-amino acid conjugate.

Table 1

U.S. Patent Nos.
[*]
U.S. Patent Applications
[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE (this “General Assignment”) dated as of                     , 2012 (the “Closing Date”), by and between, on the one hand, Shire LLC, a corporation organized and existing under the laws of Kentucky with its principal place of business in Florence, Kentucky (“Shire”), and, on the other hand, Travis C. Mickle, Ph.D. (“Travis Mickle”) and KemPharm, Inc., a corporation organized and existing under the laws of Iowa with its principal place of business in Iowa City, Iowa, and also with a facility in Blacksburg, Virginia, and its Affiliates (“KemPharm,” and, together with Travis Mickle, the “KemPharm Parties”). Shire and the KemPharm Parties may each be referred to herein individually as a “Party,” and collectively as the “Parties.”

WHEREAS, KemPharm and Shire are Parties to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which certain assets of KemPharm are to be transferred to Shire; and

WHEREAS, in performance of their respective obligations under the Asset Purchase Agreement, KemPharm and Shire desire to execute and deliver this General Assignment;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Asset Purchase Agreement.

2. KemPharm does hereby sell, assign, convey, grant and transfer unto Shire, to have and to hold forever, the Acquired Assets including, without limitation, all of KemPharm’s right, title and interest, of every nature and description, in and to the Acquired Assets, wherever located.

3. Shire does hereby accept the assignment and assumes and agrees to observe, perform all of the duties, responsibilities, obligations, terms, provisions and covenants, and to pay and discharge all of the Assumed Liabilities.

4. This General Assignment shall inure to the benefit of, and be binding upon, the Parties hereto and their respective heirs, successors, trustees, transferee and assigns.

5. This General Assignment is executed by the Parties and shall be binding upon each Party and its successors and assigns, for the uses and purposes set forth above and referred to herein, effective immediately upon its execution by the Parties.

6. Each of the Parties hereto covenants and agrees, at its own expense and without further consideration, to acknowledge, execute and deliver, at the request of the other Party hereto, all such further instruments of transfer, conveyance, and/or assignment and to take such other action as such other Party may reasonably request to effectuate the provisions set forth in the General Assignment to Shire.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

8. This General Assignment may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute one and the same instrument.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[Signature Page to General Assignment and Bill of Sale]

IN WITNESS WHEREOF, the Parties hereto have each caused this General Assignment and Bill of Sale to be duly executed as of the date first above written.

SHIRE, LLC

By:
Name: Title:

KEMPHARM, INC.

By:
Name: Title:

TRAVIS C. MICKLE, PH.D.

By:
Personally

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

FDA LETTERS

[KEMPHARM LETTERHEAD]

March     , 2012

Dr. Thomas Laughren

Food and Drug Administration

Center of Drug Evaluation & Research

Division of Psychiatry Products

Metro Park North II

5901 Ammendale Road, Unit B

Betsville, MD 20705

General	Change of Ownership of Application
Correspondence:

IND Number:	[*] [insert title]

Dear Dr. Laughren:

The purpose of this correspondence is to notify the FDA pursuant to 21 C.F.R. §314.72 that effective March _, 2012 KemPharm, Inc. hereby transfers and assigns all right to application for Investigational New Drug No. [*] to Shire LLC located at:

9200 Brookfield Court

Florence, KY 41042

Please do not hesitate to contact me with any questions you may have concerning this correspondence via telephone at              or email at             .

Sincerely,

[insert name]

[insert title]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

cc:

Shire LLC

[insert name]

[insert title]

9200 Brookfield Court

Florence, KY 41042

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[SHIRE LETTERHEAD]

March __, 2012

Dr. Thomas Laughren

Food and Drug Administration

Center of Drug Evaluation & Research

Division of Psychiatry Products

Metro Park North II

5901 Ammendale Road, Unit B

Betsville, MD 20705

General	Acceptance of Ownership of Application
Correspondence:

IND Number:	[*] [insert title]

Dear Dr. Laughren:

In accordance with 21 C.F.R. §314.72 Shire LLC (“Shire”) hereby accepts ownership of application for Investigational New Drug No. [*] effective March     , 2012:

The attached form FDA 356h reflects the change in the applicant information section.

Shire hereby acknowledges the following conditions related to this change of ownership:

•	Shire commits to all agreements, promises, and conditions made by KemPharm, Inc. contained in the application;

•	The change in ownership is effective March , 2012;

•	Shire has a complete copy of the approved application, including supplements and records that are required to be kept under Section 314.81.

•	Shire shall advise FDA about any change in the conditions in the approved application under Section 314.70.

If you have any questions regarding this correspondence, please contact me at (484) 477-7587. If I am unavailable, please contact Linda Mota, Associate Manager, Regulatory Affairs at (484) 595-8397.

Sincerely,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Randall Brenner

VP Global Regulatory Affairs

cc:

KemPharm, Inc.

[insert name]

[insert title]

[insert address]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.